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                                                                   EXHIBIT 10.18

                          EXECUTIVE SEVERANCE AGREEMENT

     This Amended and Restated EXECUTIVE SEVERANCE AGREEMENT ("Agreement") is dated as of DECEMBER 17, 2003 (the "Effective Date"). The parties to this Agreement ("Parties") are PANHANDLE STATE BANK ("PSB"), and DOUG WRIGHT ("Executive"). This Agreement has been ratified by INTERMOUNTAIN COMMUNITY BANCORP ("IMCB"), the parent company of PSB.

A. Executive is employed by PSB in a managerial capacity, presently holding the position of EXECUTIVE VICE PRESIDENT & CHIEF OPERATING OFFICER, PANHANDLE STATE BANK.

B. PSB wishes to ensure the continued availability of Executive's services in the event of a change in the control of PSB, thereby allowing PSB to maximize the benefits obtainable from any such change. To that end, PSB desires to provide incentive for Executive's continued employment with PSB.

NOW THEREFORE, PSB and Executive agree as follows:

                                    AGREEMENT

1. EFFECTIVE DATE AND TERM. As of the Effective Date, this Agreement shall be a binding obligation of the parties, not subject to revocation or amendment except by mutual consent or in accordance with its terms. The term of this Agreement ("Term") shall commence as of the Effective Date and shall expire upon Executive's termination of employment with PSB. Notwithstanding the preceding, if a definitive agreement providing for a Change in Control (defined below) is entered into (i) on or before the expiration of the Term or (ii) within twelve (12) months after Executive's involuntary termination other than for Cause, Disability, Retirement or death, then expiration of such Term shall be extended through the Severance Protection Period (defined below).

2. COMMITMENT OF EXECUTIVE. In the event that any person extends any proposal or offer which is intended to or may result in a Change in Control, defined below (a "Change in Control Proposal"), Executive shall, at PSB's request, assist PSB and/or IMCB in evaluating such proposal or offer. Further, as a condition to receipt of the Severance Payment (defined below), Executive agrees not to voluntarily resign (including resignation for Good Reason) Executive's position with PSB during any period from the receipt of a specific Change in Control Proposal up to the consummation or abandonment of the transaction contemplated by such Proposal.

3.   SEVERANCE PAYMENT.

     a) Payment Events. Subject to the requirements of Section 2 of this Agreement, in the event of involuntary termination of Executive's employment with PSB, other than for Cause, Disability, Retirement,

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          (each defined below) or death, or in the event of voluntary termination for Good Reason (defined below), (i) within the Severance Protection Period after a Change in Control, or (ii) within twelve
          (12) months before a definitive agreement providing for a Change in Control is entered into, PSB will pay Executive a severance payment in the amount determined pursuant to the next section ("Severance Payment"), payable on the later of the date of termination or the effective date of the Change in Control. The "Severance Protection Period" shall be the period beginning on the effective date of the Change of Control and continuing thereafter for twenty-four (24) months.

     b) Amount of Payment. The Severance Payment shall be an amount equal to two (2) times the average of the total base compensation and short term bonus payments received by Executive for each of the two most recent calendar years.

     c) Limitation on Payment. Notwithstanding anything in this Agreement to the contrary, the Severance Payment shall not exceed an amount equal to One Dollar ($1.00) less that the amount which would cause the payment, together with any other payments received from PSB and/or IMCB to be a "parachute payment" as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended.

4.   DEFINITIONS

     a)   IMCB. "IMCB" means Intermountain Community Bancorp.

     b) PSB. "PSB" means Panhandle State Bank. PSB is a wholly owned subsidiary of IMCB.

     c)   Cause. "Cause means any one or more of the following:

          1) Willful misfeasance or gross negligence in the performance of Executive's duties;

          2)   Conviction of a crime in connection with such duties; or

          3) Conduct demonstrably and significantly harmful to the financial condition of the PSB and/or IMCB.

     c) Change in Control. "Change in Control" shall mean any of the following:

          1) Merger. IMCB merges into or consolidates with another corporation, or merges another corporation into IMCB, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were the holders of IMCB's voting securities immediately before the merger or consolidation;

          2) Acquisition of Significant Share Ownership. A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the

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               schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of IMCB's voting securities, or if IMCB does not then have equity securities registered under section 12 of the Securities Exchange Act of 1934 a person or group acting in concert has or have become the beneficial owner of 25% or more of a class of IMCB's voting securities, but this paragraph (2) shall not apply to beneficial ownership of voting shares of IMCB held in a fiduciary capacity by an entity in which IMCB directly or indirectly beneficially owns 50% or more of the outstanding voting securities;

          3) Change in Board Composition. During any period of two consecutive years, individuals who constitute IMCB's board of directors at the beginning of the two-year period cease for any reason to constitute at least a majority thereof; provided, however, that -- for purposes of this paragraph (c) -- each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period; or

          4) Sale of Assets. IMCB sells to a third party all or substantially all of IMCB's assets. For this purpose, sale of all or substantially all of IMCB's assets includes sale of the shares or assets of the PSB alone.

     d) Change in Control Proposal. "Change in Control Proposal" has the meaning assigned in Section 2 of this Agreement.

     e) Disability. "Disability" means a physical or mental impairment which renders Executive incapable of substantially performing the essential functions of such Executive's position, and which is expected to continue rendering Executive so incapable for the reasonably foreseeable future, with or without reasonable accommodation.

     f) Retirement. "Retirement" shall mean voluntary termination by Executive in accordance with PSB's retirement policies, including early retirement, if applicable to their salaried employees.

     g)   Good Reason. "Good Reason" shall mean any of the following:

          1) Substantial diminution of the Executive's duties compared to the Executive's duties prior to the Change in Control;

          2) Substantial diminution of the Executive's compensation compared to the Executive's compensation prior to the Change in Control;

          3) Significant relocation, where Significant means a change of more than 60 miles (one way) in the Executive's commute if the Executive does not agree to move.

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5.   NOT AN EMPLOYMENT AGREEMENT. Nothing in this Agreement, express or implied, is intended to confer upon Executive the right to employment with PSB. Accordingly, except with respect to the Severance Payment, this Agreement shall have no effect on the determination of any compensation payable by PSB to Executive, or upon any of the other terms of Executive's employment with PSB. The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to Executive upon a termination of employment with PSB pursuant to employee benefit plans of PSB or otherwise.

6. WITHHOLDING. All payments required to be made by PSB hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as PSB may reasonably determine should be withheld pursuant to any applicable law or regulation.

7. ASSIGNABILITY. PSB may assign the Agreement and its rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which PSB may hereafter merge or consolidate or to which PSB may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of PSB hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

8. ENTIRE AGREEMENT. This agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements, including that certain agreement between Executive and PSB dated May 31, 2002. Accordingly, Executive specifically waives the terms of and all of Executive's rights under any severance provisions of any employment and/or change-in-control agreements, whether written or oral, previously entered into with PSB and/or IMCB.

9.   GENERAL PROVISIONS.

     a) Choice of Law. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Idaho.

     b) Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof, shall, upon the request of any party involved, be submitted to, and settled by, arbitration pursuant to the rules then in effect of the American Arbitration Association (or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum having jurisdiction. The arbitrator shall render a written decision, naming the substantially prevailing party in the action, and shall award such party all costs and expenses incurred, including reasonable attorneys' fees.

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     c)   Attorney Fees. In the event of any breach of or default under this
          Agreement which results in either party incurring attorney or other fees, costs or expenses (including in arbitration), the prevailing party shall be entitled to recover from the non-prevailing party any and all such fees, costs and expenses, including attorneys' fees.

     d) Successors. This Agreement shall bind and inure to the benefit of the Parties and each of their respective affiliates, legal representatives, heirs, successors and assigns.

     e) Amendment. This Agreement may be amended only in a writing signed by the Parties.

     f) Headings. The headings of sections of this Agreement have been included for convenience of reference only. They shall not be construed to modify or otherwise affect in any respect any of the provisions of the Agreement.

EXECUTED by each of the Parties effective as of the date first stated above.

PSB                                                  Executive
Panhandle State Bank                                 Executive Vice President &
                                                     Chief Operating Officer

By: /s/ Curt Hecker                                  /s/ Doug Wright
    ----------------------------                     ---------------------------
    Curt Hecker, CEO            Date                 Doug Wright            Date

AGREED TO AND RATIFIED by:

IMCB

Intermountain Community Bancorp

By: /s/ Curt Hecker
    --------------------------
    Curt Hecker
    President & CEO             Date

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